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                                                                  EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS

            We consent to the incorporation by reference in the registration statements of International Remote Imaging Systems, Inc. on Forms S-8 (File Nos. 2-77496 and 33-10631) and on Form S-3 (File No. 333-02001) of our report dated September 13, 1996, on our audits of the consolidated balance sheets of Perceptive Scientific Instruments, Inc. as of December 31, 1995 and 1994, and the related combined and consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 1995, 1994 and 1993, which report is included in this Current Report on Form 8-K/A.




                                        /s/   Coopers & Lybrand L.L.P.

                                        COOPERS & LYBRAND L.L.P.



Houston, Texas
October 1, 1996